SECURITIES AND EXCHANGE COMMISSION
                             450 Fifth Street, N.W.
                             Washington, D.C. 20549
                  ---------------------------------------------

                                   FORM 10-SB

                   General Form For Registration of Securities
                  of Small Business Issuers Under Section 12(b)
                or 12 (g) of the Securities Exchange Act of 1934

                       TECHNOLOGY ACQUISITION CORPORATION
                 (Name of Small Business Issuer in Its Charter)

                  Nevada                                 87-2099034
        (State or Other Jurisdiction of               (I.R.S. Employer
         Incorporation or Organization)              Identification No.)

                           509 N. Winnetka, Suite 207
                               Dallas, Texas 75211
          (Address of principal executive offices, including zip code)

                          2807 Allen Street, Suite 713
                               Dallas, Texas 75204
                         (Registrant's Mailing Address)

                                 (214) 948-2990
              (Registrant's Telephone Number, Including Area Code)

                                 With copies to:
                              John J. Gitlin, Esq.
                           1450 Hughes Road, Suite 210
                             Grapevine, Texas 76051
                               Tel: (817) 410-1977


       Securities to be registered pursuant to Section 12(b) of the Act:

                                      NONE
                                (Title of Class)


       Securities to be registered pursuant to Section 12(g) of the Act:

                     Common Stock, par value $.01 per share
                                (Title of Class)

                      TECHNOLOGY ACQUISITION CORPORATION
                                TABLE OF CONTENTS


Part       Item     Description of Item                                 Page
----       ----     -------------------                                 ----
                    Table of Contents                                    2

Part I     Item 1   Description of Business                              3
                    Business of the Registrant                           4

                    Risk Factors                                         7

           Item 2   Management's Discussion and Analysis                 10
                    and results of Operations

           Item 3   Description of Property                              11

           Item 4   Security Ownership of Certain Beneficial Owners      12
                    and Management

           Item 5   Directors, Executive Officers, Promoters and
                    Control Persons
                    Directors and Executive Officers                     13
                    Business Experience                                  13

           Item 6   Executive Compensation                               14

           Item 7   Certain Relationships and Related Transactions       15

           Item 8   Description of Securities                            15
                              Common Stock

Part II    Item 1   Market Price of and Dividends on Registrant's        16
                    Common Equity and Related Shareholder matters
                             Market Information                          17
                             Holders                                     18

           Item 2   Legal Proceedings                                    18

           Item 3   Changes in and Disagreements with Accountants        18

           Item 4   Recent Sales of Unregistered Securities              18

           Item 5   Indemnification of Directors and Officers            19


Part F/S   Item 1   Financial Statements
                         Audited Statement December 31, 2001             F-1
                         Financial Data Schedule

Part III   Item 1   Index to Exhibits                                    20

                    Signature Page                                       21

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     Except for historical information, this registration statement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements involve risks and uncertainties, including, among other things, statements regarding our business strategy, future revenues and anticipated costs and expenses. Such forward-looking statements include, among others, those statements including the words "expects," "anticipates," "intends," "believes" and similar language. Our actual results may differ significantly from those projected in the forward-looking statements. Factors that might cause or contribute to such differences include, but are not limited to, those discussed in the section "Risk Factors". You should also carefully review the risks described in other documents we file from time to time with the Securities and Exchange Commission. You are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of this registration statement. We undertake no obligation to publicly release any revisions to the forward-looking statements or reflect events or circumstances after the date of this document.



ITEM 1            DESCRIPTION OF BUSINESS

     a. Business Development. Technology Acquisition Corporation ("TAC" or the "Company") has been a development stage company since its inception. The Company was originally incorporated in the state of Utah on June 21, 1972 under the name Loadmatic Corporation as an investment management company. On March 24, 1986, by amendment to its Articles of Incorporation, the Company changed its name to Cignal Oil Company and commenced operations in the development of several oil and gas properties through a series of subsidiaries until approximately March 1996 at which time management ceased operations when financing efforts to continue its business were unsuccessful. In January, 1996, the Company acquired Win Tex Corporation from Win Tex's founder and majority owner, Wilhelm Liesner, the current CEO, President and majority shareholder of the Company, in exchange for which it issued to Mr. Liesner a total of 2,400,000 shares of the Company's Common Stock. WinTex owned patents, intellectual and marketing rights to the Redloc(R) Waste Disposal System, as well as a number of sterilizer modules used in hospital and medical waste disposal applications.

         In April of 1996, by amendment to its Articles of Incorporation, the Company changed its name to Roatan Medical Technologies, Inc. In June of 1996, Roatan was incorporated as a Nevada entity and in July a migratory merger from Utah to Nevada was completed.

         Roatan Medical Technologies, Inc. engaged in business as a development stage company with the intent of producing and marketing medical devices and procedures. Roatan's primary focus was the production and marketing of its self-contained infectious waste disposal system known as the Redloc(R) II Disposal System. In January, 1999, due to a lack of funding, the Company sold its patent rights as well as all of the Company's other assets pursuant to an Asset Exchange Agreement to Healthbridge, Inc., a publicly traded company in consideration for which the Company received 330,000 shares of Healthbridge common stock acquired at a market value of $1,650,000. Following the sale, the Company ceased engaging in any business activity.

         In July, 2000, by amendment to its Articles of Incorporation, the Company changed its name to Technology Acquisition Corporation. In November, 2001, TAC entered into a licensing agreement with its majority shareholder, Wilhelm Liesner, pursuant to which it acquired the exclusive rights to market and sell the Oxywell water-oxygenating system in North America (the "Oxywell System" or "System"). The System was originally developed by Oxywell GmbH, a German company headquartered in Allershausen and Munich, which began marketing the System in the European Economic Community in July, 2001. In October, 2001, Oxywell GmbH entered into an agreement with Mr. Liesner ( the "Oxywell Agreement") pursuant to which it granted Mr. Liesner exclusive rights to market the Oxywell System in the United States, Puerto Rico and Canada and an option to market and sell the System in Mexico. The license agreement between Mr. Liesner and the Company is virtually co-extensive with the Oxywell Agreement. (See paragraph 9 of "Risk Factors")

     b. Business of Issuer

     1. Principal products or services and their markets.

         TAC is a development stage company which intends to engage in the business of the marketing and sale of the Oxywell water oxygenating system, initially in the United States market, commencing in early 2002. In November, 2001, the Company acquired the exclusive right to market and sell the Oxywell water oxygenating system (the "Oxywell System" or the "System") in the United States, Puerto Rico and Canada and an option to market and sell the System in Mexico. To date, management has devoted the majority of its efforts to (i) developing its marketing philosophy and market strategy, (ii) pursuing and assembling a management team to attain its business goals, and (iii) obtaining sufficient working capital from loans and equity through private placement offerings.

         In 1999, Oxywell GmbH, a German company headquartered in Allershausen and Munich, introduced a portable system for making freshly oxygenated water in the home or office, one or two liters at a time. It is a simple three-part system consisting of a decanter, a sophisticated oxygenating/dispensing head and a single-use, disposable and recyclable O2 cartridge. Oxywell GmbH has secured patent and exclusivity rights for most of the proprietary aspects of the System, and, applications for trade names' protection have been made in targeted countries throughout the world.

         The heart of the System is the oxygenating/dispensing head. It is a complex, high-precision device crafted from high-quality stainless steel, titanium and other highly durable materials designed to provide a product life of 10 years. Vintage classic heads are currently available in 5 colors.

         The key to the System is a single-use, disposable and recyclable cartridge of pressurized oxygen developed in-house by Oxywell GmbH.

         To use, the decanter is filled with drinking water from any source. The head is screwed on tightly to form an airtight seal. The oxygen cartridge is slipped into the cartridge key which is then screwed onto the valve on the head to a depth that automatically opens the seal on the cartridge. The pressurized oxygen flows from the cartridge through the head into the water, infusing it with 70 mg of pure oxygen per liter. The consumer then spritzes out a glass full of freshly made oxygenated water.

         Over the last several decades, numerous clinical and experimental studies in Europe and North America have shown that drinking water infused with extra oxygen increases the supply of oxygen in the blood. Initially, the studies focused on proving that extra oxygen could reach the bloodstream by drinking oxygenated water. Subjects claimed dramatic improvement in their feelings of health and well being, but, the evidence was more anecdotal than scientifically verifiable. Early studies of clinical experience include those reported in the American Journal of Psychiatry - No. 125, Nov. 1968; the Br. J. Anaest. 47; p 1261 - 1268, 1975; and the Arch. Surg. 111: p 566 - 574, 1976.

         In more recent years, medical studies have confirmed that an adequate increment of oxygen in drinking water can significantly increase physical and mental efficiency. A study in the mid-1990's done by Prof. Michael H. Schoenberg, MD, of the Red Cross Hospital in Munich entitled "The Generation of Oxygen Radicals after Drinking Oxygenated Water", concluded that an "adequate increment" was three glasses of water a day that has been oxygenated to between 30 and 90 mg of oxygen per liter. Efficacy did not vary markedly between 30 mg/L and 90 mg/L, but was optimal at 70 mg/L. Tap water, bottled spring and mineral waters, and natural spring waters contain from 4 to 14 mg of oxygen per liter.

         Other recent studies include one done by Dr. John Duncan, PhD, at Texas Woman's University in 1997 entitled "Fluid Replacement During Exercise:
Psychological, Physiologic and Biochemical Benefits of Oxygenated Water". It concluded that 5K running times among test subjects who drank oxygenated water were measurably and substantially superior to those among test subjects who drank ordinary bottled water.

         Since the early nineties, a number of companies in Europe and North America have introduced bottled brands of oxygenated water in an effort to capitalize on the reports of its beneficial effects. As yet, hard data on bottled oxygenated waters' volume is not available, but, the anecdotal evidence is that a growing and increasingly vocal crowd of health, fitness and athletic enthusiasts are claiming performance/stamina enhancement. To view a wide selection of consumer endorsements, see the web sites of such producers as Life O2, Oxy Water, Aqua Clara and hiOsilver.

         Anyone who drinks water is a potential user of the Oxywell System. But, realistically, people who already think of their water as a special-purpose product, rather than a simple public commodity, will probably be more inclined to buy the System's proposition at first. While bottled water users are not the only potential for the System, the market resulting from their behavior gives direction to our efforts.

         Bottled waters of any sort are used by 35% of the U.S. population 18 years of age and older. That is approximately 70 million people. Bottled water as a category comprises 12.2% of the entire beverage market's gallonage, behind only soft drinks (49%), beer (19.4%) and fruit beverages (13.2%). The category is now more than $5 billion at retail annually and grew an average 10% per annum over the decade of the `90's. (Source: International Bottled Water Association,
2001). For all that, U.S. per capita spending on bottled water lags the European rate by a considerable margin, suggesting that the likelihood of continued serious growth is great.

         According to I.B.W.A. the bottled water category is heavily skewed toward young adults, particularly young women - index of their usage is 127 vis a vis average - and usage is geographically skewed to the Pacific, Southwest and Northeast regions which collectively comprise 75% of the total gallonage of bottled waters compared to 50% of the population. The company anticipates that initial acceptance for the Oxywell System will demonstrate a similar demographic and geographic pattern.

     2. Distribution Methods of the Product.

         The basic business concept is to realize profitable revenues from the ongoing sales of single-use O2 cartridges by aggressively stimulating the purchase of the System.

         The Company has made the strategic decision to market the Systems and cartridges directly to the consumer initially through the following:

o        E-mail
o        the Internet
o infomercials, television commercials and special interest magazine advertising
o        PR, trade shows, talk shows

When appropriate levels of consumer demand have been generated, distribution will be established in selected health, fitness and sports clubs, and, in retail merchandisers catering to the carriage trade.

     3. Status of any publicly announced new product.

         The Company is in the process of developing its marketing plans and has as yet not introduced the Oxywell System to the public.

     4. Competitive Business conditions.

         North American marketers of bottled oxygenated waters include Life O2, Aqua Clara, Oxy Water, hiOsilver, Athletic Super Water, Oxy Up, Oxygen 8 and Oxyganic. Clearly Canadian introduced "Super-Oxygenated Water" in 3 flavors in 1999.

         As yet, there are no hard statistics on the size of the bottled oxygenated waters' segment of the bottled water market. It is too new and, relatively, small for publicly available studies to break out separately. However, an indicator of the appeal of the category is that there were three brands in 1999 and ten in 2001.

         Generally speaking, bottled oxygenated waters are available for $1.19 to $1.39 a 1 Liter bottle in grocery, variety, health food and other retail stores, as well as by direct-to-consumer channels. The Oxywell System is projected to retail for $159.95 for the 1 Liter size and $199.95 for the 2 Liter size and will, initially, put its marketing emphasis on direct-to-consumer channels. The pressurized oxygen cartridges, whose ongoing sale is key to keeping the Systems working, are projected to retail for 65 cents each, or, per Liter. When one amortizes the cost of the Systems over 5 years, daily usage costs the consumer 77 cents per Liter with the 1 Liter System, and 66 cents per Liter with the 2 Liter System.

         The Oxywell System will be the first portable system for infusing drinking water with efficacious oxygen. It provides the consumer with an alternative to purchasing oxygen enhanced water in the prepackaged bottle containers presently being sold by the Company's competitors. The Company will be marketing not only a new brand, but also a new category. Accordingly, the communication approach will reinforce the continued building of the idea that drinking water infused with extra oxygen is a smart thing to do, and, communicate that the Oxywell System is the best way to do that smart thing fresh daily in one's own home or office.

     5. Sources of the Product. The Company will be marketing and selling the Oxywell System through the exclusive license agreement which it has and will be dependant exclusively on Oxywell GmbH, the manufacturer of the System, for supply of the product.

     6. Dependence on one or a few major customers.

         The Company has not at present begun marketing the Oxywell System and therefore has no customer base at present.

     7. Patents, trademarks, licenses, franchises, concessions, royalty agreements or labor contracts.

         In November, 2001, the Company entered into a licensing agreement with its principal shareholder pursuant to which it was granted an exclusive right to market and sell the Oxywell System in North America. The term of the licensing agreement is for an initial period of sixty-one months with an option to renew by the Company for two consecutive two-year periods. Thereafter the agreement is to be renewed annually subject to a right of termination by either party prior to the beginning of the next succeeding year. Under the terms of the agreement, the Company is to pay the principal shareholder as licensor, a royalty fee equal to two per cent of the Company's gross sales of the Oxywell product. The Company does not hold any patents or trademark or trade name proprietary rights relating to the Oxywell Product, but relies on the patent and trademark/trade name rights held by Oxywell GmbH which is presently in the process of obtaining trademark protection in the United States.

     8. Need for any governmental approval of principal products or services.

         The Oxywell System is not subject to any governmental regulation or approval.

     9. Effect of existing or probable governmental regulations on the business.

         Because of the nature of the product, it is not anticipated that the Company or the Oxywell System will be subject to any governmental regulations in its sale of the product or otherwise.

     10. Estimate of the amount spent on research and development.

         As a licensee of the Oxywell System product, the Company will not be engaging in any research and development activities, but will be relying on its manufacturer, Oxywell GmbH, for improvements and innovations in the Oxywell System.

     11. Costs and effect of compliance with environmental laws.

         The Company does not anticipate that it or the Oxywell product will be subject to environmental laws or regulations.

     12. Number of total employees and number of full time employees.

         At present there are no employees of the Company other than its president.


Risk Factors.

         The Company's business is subject to numerous risk factors which include the following:

     1. No Operating History or Revenue and Minimal Assets. We have had no recent operating history nor any revenues or earnings from operations since its inception. The Company has no significant assets or financial resources other than its exclusive licensing rights to the Oxywell System. We will, in all likelihood, sustain operating expenses without corresponding revenues for a period of time, which management estimates to be at least six months initially.

     2. Assets of the Corporation. The Company has, at present only one major asset which is the exclusive right and license to market and sell the Oxywell System in North America which includes the United States, Puerto Rico and Canada. The license agreement is for an initial period of six years, with an option to renew for two consecutive two-year periods, subject to the limitations set forth below (See, paragraph 9 under "Risk Factors").

     3. Company's Securities are Subject to Penny Stock Rules. The Company's shares are "penny stocks" consequently they are subject to Securities and Exchange Commission regulations which impose sales practice requirements upon broker/dealer. (See Item 1, "Market Price of and Dividends on the Registrant's Common Equity and other Shareholder Matters" below).

     4. No Dividends Anticipated. At the present time the Company does not anticipate paying dividends, cash or otherwise, on its Common Stock in the foreseeable future. Future dividends will depend on earnings, if any, of the Company, its financial requirements and other factors.

     5. Lack of Public Market for Securities. At present, no market exists for the Company's securities and there is no assurance that a regular trading market will develop and if developed, that it will be sustained. A purchaser of stock may, therefore, be unable to resell the securities offered herein should he or she desire to do so. Furthermore, it is unlikely that a lending institution will accept the Company's securities as pledged collateral for loans unless a regular trading market develops.

     6. Additional Capital Requirements. The Company requires substantial capital to pursue its operating strategy and currently has limited cash for operations. Until we can obtain revenues sufficient to fund working capital needs, we will be dependent upon external sources of financing. To date, we have no internal sources of liquidity and we do not currently generate any internal cash flow to fund working capital needs. We expect our source of working capital to be from the proceeds of private offerings to private investors. We are currently conducting limited operations and our operating expenses have been minimized until we are able to raise external funds or generate internal cash flows. The Company's current cash needs are funded by its President and majority shareholder, Mr.W.H.Liesner. Once we begin full-time operations, we expect the Company's current monthly operating expenditures to grow from $ 5,000 to $ 25,000. We can provide no assurance the net proceeds from any successful private offering will be sufficient to cover cash requirements during the initial stages of the Company's operations. If it appears that at any time in the future that we are approaching a condition of cash deficiency, we will be required to seek additional equity or debt refinancing, curtail operations or otherwise bring cash flow in balance. We do not have any specific plans or commitments with respect thereto. Furthermore, if such action were required, there is no assurance that we would be successful at any such effort, the failure of which would have a material adverse effect on our business.

     7. Highly Competitive Market. We are in an intensely competitive industry and many of the Company's competitors have much greater resources. Some of the general industry competitors include Culligan, PepsiCo and major bottled water companies. We expect to face competition from both existing water and soft drink companies and new market entrants in the future. We believe that participants in its market must grow rapidly and achieve a significant presence to compete effectively. We may lack the financial and other resources, expertise or capability to compete successfully.

     8. Success is dependent on the Company's Ability to Develop National Marketing Channels for its Product. To the extent that the bottled water and related nutritional health beverages continue to experience significant growth in the number of users or the frequency of use, there can be no assurance that the infrastructure for the supply will be able to support the demands placed upon it. Also, the industry could lose its effectiveness for commercial transactions due to increased governmental regulation. Changes in or insufficient availability of Oxywell's System from the manufacturer could result in slower revenue growth and adversely affect the Company's financial and business plan. In addition, the public's concerns about the health aspects or effectiveness of its products may affect the Company's market share. These and other issues and concerns could lead to resistance to use of its product as a viable alternative to bottled water products. If these or other concerns diminish its growth and/or commercial viability, the Company's business, operating results and financial condition could be materially adversely affected.

     9. The License Agreement Under Which the Company's Product Is To Be Sold Can Be Terminated Prior To Its Term. In November, 2001, the Company entered into a license agreement (the "Agreement") with its majority shareholder under which the Company was granted the right to market and sell the Oxywell product for an initial term extending until December 31, 2010 and renewable thereafter at the option of the parties for successive one year periods. The Agreement however is subject to a licensing agreement between the shareholder and Oxywell GmbH, the owner of the Oxywell system, which restricts the shareholder to licensing the Oxywell product only to a company in which the shareholder retains a majority ownership interest. Presently, the shareholder holds 65% of the outstanding shares of the Company's stock and is restricted from selling any shares of the Company's Common Stock without the written consent of the Company. The shareholder believes that once the Company successfully inaugurates the sale of the Oxywell product that he will be able to obtain from Oxywell GmbH a waiver and release of the above restriction in the Oxywell agreement. There is, however, no guaranty that he will be successful in doing so. In the event that the shareholder is unable to obtain a release and waiver and his interest in the Company were ever to become less than 50% of the outstanding shares, then the Agreement would be subject to early termination.

     10. The Company Relies Heavily Upon Present Management and its Limited Management Resources May Not be Sufficient for the Future. The Company depends substantially upon the efforts and skills of W.H. Liesner, its president and chief executive officer and his team.( See section "Management") We do not maintain key man life insurance on Mr. Liesner. We will require additional management in order to perform all responsibilities necessary or beneficial for management to perform. The Company's success in attracting additional qualified personnel will depend on many factors, including its ability to provide them with competitive compensation arrangements, equity participation and other benefits. There is no assurance that we will be successful in attracting highly qualified individuals in key management positions.

     12. The Company Could, In The Future Issue Shares Of Its Authorized Preferred Class Of Stock. Although the Company has not issued and has no present plans to issue any shares of preferred stock, its articles of incorporation authorize the issuance of preferred stock. Dividends on the preferred stock, if any were issued, would be preferential to any dividends on the common stock. Any investor who needs or desires dividend income from his investment should not purchase any of the Company's common stock.

     13. Lack of Revenues and Development Stage Company. The Company faces all of the risks inherent in a new business. There is no information at this time upon which to base an assumption that the Company's plans will either materialize or prove successful. There can be no assurance that any of the Company's business activities will result in any operating revenues or profits. Investors should be aware that they might lose all or substantially all of their investment.

ITEM 2      MANAGEMENT DISCUSSION AND ANALYSIS:

The following discussion should be read in conjunction with the Company's financial statements and the notes thereto and the other financial information appearing elsewhere in this document. In addition to historical information, the following discussion and other parts of this document contain certain forward-looking information. When used in this discussion, the words "believes," "anticipates," "expects," and similar expressions are intended to identify forward-looking statements. Such statements are subject to certain risks and uncertainties, which could cause actual results to differ materially from those projected due to a number of factors beyond the Company's control. The Company does not undertake to publicly update or revise any of its forward-looking statements even if experience or future changes show that the indicated results or events will not be realized. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Readers are also urged to carefully review and consider the Company's discussions regarding the various factors which affect its business included in this section and elsewhere in this Registration Statement.

                               Plan of Operation.

To date, we have not received any revenues and have incurred ongoing operating losses since inception due to costs related to business development, legal and accounting fees, consulting fees and other costs associated with establishing a business. We have no internal sources of liquidity and we do not currently generate any internal cash flow to fund working capital needs. These factors raise substantial doubt about our ability to continue as a going concern. We are currently conducting limited operations and our operating expenses have been minimized until we are able to raise external funds or generate internal cash flows. The Company's current cash needs are funded by its President and majority shareholder, Mr.W.H.Liesner.

During the next twelve months, we intend to continue devoting the majority of our efforts to developing a marketing philosophy and marketing strategy for the Oxywell water oxygenation system, to pursue and assemble our management team, and to obtain sufficient working capital through loans and equity through private placement offerings. We do not presently generate profits and we expend approximately $3,000 - $5,000 per month on operations. Once we begin full-time operations, we expect our monthly operating costs to increase to $25,000.

We do not expect any significant purchases or sales of plant and significant equipment. We do not expect to hire any employees unless our business operations change. If we are unable to successfully market the Oxywell system, we may be required to change our business or cease operations altogether.

                         Liquidity and Capital Resources
The Company's future funding requirements will depend on numerous factors, some of which are beyond the Company's control. These factors include the Company's ability to operate profitably, its ability to recruit and train management and personnel, and its ability to compete with other, better capitalized and more established competitors who offer alternative or perhaps similar products to those of the Company. Management believes that, the Company can satisfy its cash requirements over the next twelve months by advances from its President and majority shareholder. If it appears that at any time in the future we are approaching a condition of cash deficiency, we will be required to seek additional equity or debt refinancing, curtail operations or otherwise bring cash flow in balance. We do not have any specific plans or commitments with respect thereto. Furthermore, if such action were required, there is no assurance that we would be successful at any such effort, the failure of which would have a material adverse effect on our business.

                           Related Party Transactions

The Company has been dependent upon its president and majority stockholder to advance funds as necessary to cover current operating expenses. The advances are unsecured, non-interest bearing, and due on demand. At December 31, 2001, total funds advanced by the President and majority stockholder were $61,305.

At December 31, 2001, the Company also had $75,000 included in accounts payable due to two companies in which the Company's President and majority stockholder is also the President and sole owner of the those two companies. The business purpose of the arrangement provided for monthly consulting fees of $5,000 per month for the period from October 1, 1996 through August 31, 1997 payable to Rig Real, a German company, and $5,000 per month for the period from September 1, 1997 through December 31, 1997 payable to REAL Wohnbau, a German company, totaling $20,000. The fees were determined based on the fair market value of the services rendered. There was no contract with either entity.

Recent Accounting Pronouncements
The Financial Accounting Standards Board ("FASB") has issued the following pronouncements, none of which are expected to have a significant affect on the financial statements:

SFAS No.141, "Business Combinations." SFAS No. 141 requires that all business combinations be accounted for under the purchase method of accounting. SFAS No. 141 also changes the criteria for the separate recognition of intangible assets acquired in a business combination. SFAS No. 141 is effective for all business combinations initiated after June 30, 2001.

SFAS No. 142, "Goodwill and Other Intangible Assets." SFAS No. 142 addresses accounting and reporting for intangible assets acquired, except for those acquired in a business combination. SFAS No. 142 presumes that goodwill and certain intangible assets have indefinite useful lives. Accordingly, goodwill and certain intangibles will not be amortized but rather will be tested at least annually for impairment. SFAS No. 142 also addresses accounting and reporting for goodwill and other intangible assets subsequent to their acquisition. SFAS No. 142 is effective for fiscal years beginning after December 15, 2001.

SFAS No. 143, "Accounting for Asset Retirement Obligations." SFAS No. 143 addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. SFAS No. 143 is effective for financial statements issued for fiscal years beginning after June 15, 2002.

FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." This statement addresses financial accounting and reporting for the impairment or disposal of long-lived assets. SFAS No. 144 is effective for financial statements issued for fiscal years beginning after December 15, 2001, and interim periods within those fiscal years.


ITEM 3.        DESCRIPTION OF PROPERTY.

 The Company's executive offices are currently located at 509 N. Winnetka, Suite 207, Dallas, Texas 75211 under a month-to-month sub-lease with Wilhelm Liesner, the Company's principal shareholder and executive officer. The Company pays rent of $250.00 per month for the leased space. There are no written documents memorializing the foregoing. The Company is not responsible for reimbursement for out-of-pocket office expenses, such as telephone, postage or supplies.

ITEM 4.       SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT.

         The following table sets forth certain information regarding the beneficial ownership of common stock, the only class of voting securities of the Company outstanding as of the filing date of this registration statement, by (i) each person known by the Company to beneficially own more than five percent of the Company's common stock; (ii) each director and executive officer of the Company; and (iii) all current directors and executive officers of the Company as a group. The beneficial holder of more than five per cent of the Company's common stock as of the filing date of this registration statement is as follows:


                           Name and               Amount and
Title of                  Address of              Nature of           Percentage
  Class                Beneficial Owner     Beneficial Ownership      of Class*
 --------             ----------------      --------------------      ----------
common stock, par     Wilhelm Liesner           3,737,500(1)             65 %
value $.01           2807 Allen Street,            Direct
per share            Suite 713
                     Dallas, Texas 75204


   *Based on 5,771,115 shares issued and outstanding as of the filing date of this registration statement.

(1) For purposes of this table, beneficial ownership is determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended, and generally includes voting or investment power with respect to securities.

           The number of shares of common stock of the Company owned by the Directors and Executive Officers of the Company as of the filing date of this registration statement is as follows:

                          Name and              Amount and
 Title of                Address of              Nature of           Percentage
   Class             Beneficial Owner       Beneficial Ownership      of Class*
 --------            ----------------      --------------------      ----------
Common stock, par    Wilhelm Liesner         3,737,500(1)               65 %
value $.01           2807 Allen Street,          Direct
per share            Suite 713
                     Dallas, Texas

Common stock, par    Walter Brinkmann          50,000(1)               .01%
value, $.01          16 Colgrove Down Direct
per share            Cumnor Hill
                     Oxford, OX2 9HT
                     England

Common stock, par    Charles Conn             200,000  (1)             .03%
value, $.01          350 Rathburn Rd. W.       Direct
per share            Suite 1903
                     Mississauga, Ont. L5B 3Y2

All Officers and Directors as
a Group (3 persons)                                                    69 %

*     Based on 5,771,115 shares issued and outstanding.

(1) For purposes of this table, beneficial ownership is determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended, and generally includes voting or investment power with respect to securities.


ITEM 5.   DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

      (a) Directors and Executive Officers.
         The table below reflects certain information about each of our officers and directors.

  Name                       Age          Position

  Wilhelm H. Liesner         66           Chairman, Chief Executive Officer and
                                          President

  Charles W. Conn            64           Director

  Mr. Walter Brinkman        59           Director


      Directors of the Company serve for a term of one year or until their successors are elected. Officers are appointed by, and serve at the pleasure of, the Board. The Directors and Executive Officers of the Company are as follows:

Wilhelm Liesner, age 66. CEO, President and Director. Mr. Liesner has held the offices of CEO, President and has been a Director of the Company since 1996. Mr. Liesner has been an investor, operator, financier and manager of trading, manufacturing and real estate ventures in Europe and the United States for 25 years. He founded his own investment company in 1982 and continues to serve as its president. He is the General Partner of numerous private partnerships and has been, since 1998, on the Board of Directors of Healthbridge Inc. a NASDAQ-listed company.

Charles W. Conn, Age 64. Director. Mr. Conn began his career at Young & Rubicam Advertising in Toronto, Canada. After a brief tenure as Senior Brand Manager at Libby's, Mr. Conn joined Young & Rubicam in New York where he spent three years working on major accounts. Mr. Conn subsequently assumed the position of Vice President, Group Account Manager at J. Walter Thompson, Canada and was subsequently promoted to Vice President General Manager of the company. In 1983 Mr. Conn became Director of Marketing for Bright's Wines, Canada's largest winery. Mr. Conn has been a Director of the Company since November, 2001.

Mr. Walter Brinkmann, Age 59. Director. Mr. Brinkmann started working at Colgate-Palmolive in Brussels where he eventually became New Products Manager, Benelux after earning his degree from the Technical University of Berlin and his MBA from INSEAD at Fontainebleau. Thereafter, Mr. Brinkmann was employed by McKinsey & Co., Dusseldorf, where he specialized in developing new consumer brand strategies for major European companies and U.S. subsidiaries operating in Europe. In 1984, Mr. Brinkmann joined Bayer AG as Director of Marketing, Consumer Products Division, and became General Manager of Bayer's German operations in 1987. From 1990 onward, he created and managed the European Affairs Office for the Coca-Cola Company and a European governmental affairs network within the EU and candidate countries. Since late 2000, Mr. Brinkmann has operated from the United Kingdom as an independent consultant in his fields of expertise. Mr. Brinkmann has been a Director of the Company since December, 2001.


(b) Significant Employees.

   There are presently no other employees of the Company other than its executive officer, Wilhelm Liesner.

(c) Family relationships.

     Ms. Tanya Leonard, who is the Secretary/Treasurer of the Company is the daughter of the Company's CEO, Wilhelm Liesner.

(d) Involvement in certain legal proceedings.

      During the past five years, none of the directors or officers of the Company (i) has had any bankruptcy petitions filed by or against them, (ii) has been convicted in a criminal proceeding or been subject to a pending criminal proceeding, (iii) has been subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; nor (iv) has been found by a court of competent jurisdiction (in a civil action), the Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated.

ITEM 6.  EXECUTIVE COMPENSATION.

In November, 2001, the Company entered into a License Agreement with Wilhelm Liesner, its principal shareholder, who is also an officer and director pursuant to which Mr. Liesner granted to the Company an exclusive license to market and sell the Oxywell System in the United States, Puerto Rico and Canada (the "License Agreement"). Mr. Liesner holds the foregoing marketing rights through an agreement entered into between Mr. Liesner and Oxywell GmbH, a German company which holds the patent and other proprietary rights to the Oxywell System and trade names and trademarks associated with the System. Pursuant to the License Agreement, Mr. Liesner is to receive a royalty of two per cent (2%) of the gross revenues from sale of the Oxywell products. Additionally Mr. Liesner was issued 1,000,000 shares of the Company's common stock in consideration for the granting by him of the exclusive license to the Company, which were issued to him in November, 2001. Also in November, 2001, the Company issued to Mr. Liesner a total of 250,000 shares of its common stock in consideration for past services rendered as an officer of the Company. On January 2, 2002, the Board of Directors agreed to transfer 330,000 shares of common stock held in Healthbridge, Inc. to its president and majority stockholder for past services rendered and in full satisfaction of $61,305 in shareholder loans advanced through December 31, 2001. The shares were valued at the closing bid price on January 2, 2002 of $0.23 per share totaling a value of $75,900.00.

         With the exception of the foregoing, Mr. Liesner has received no monetary or other compensation from the Company in the Company's last three fiscal years.

         No retirement, pension, profit sharing, stock option plans or other compensatory programs have been adopted by the Company for its officers or directors.

         Directors serve without fees or any other compensation for their services.

ITEM 7.  CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS.

In November, 2001, the Company entered into a licensing agreement with its principal shareholder, Wilhelm Liesner, pursuant to which Mr. Liesner granted the Company an exclusive right to market and sell the Oxywell System and products in the United States, Canada and Puerto Rico and an option to sell and market the Oxywell product in Mexico ("Licensing Agreement"). The rights granted to the Company are virtually co-extensive with those rights which were granted to Mr. Liesner under an exclusive marketing agreement entered into by Mr. Liesner with Oxywell GmbH, the owner of the Oxywell system. (See paragraph 9 of "Risk Factors"). Pursuant to the Licensing Agreement, Mr. Liesner is to receive a royalty of two per cent (2%) of the gross sales of the Oxywell product. Mr. Liesner also received 1,000,000 shares of the Company's common stock as part of the consideration paid by the Company for the License Agreement. In November, 2001, the Company issued to Mr. Liesner 250,000 shares of the Company's common stock in consideration for past services rendered by Mr. Liesner as an officer of the Company. On January 2, 2002, the Board of Directors agreed to transfer 330,000 shares of common stock held in Healthbridge, Inc. to its president and majority stockholder for past services rendered and in full satisfaction of $61,305 in shareholder loans advanced through December 31, 2001. The shares were valued at the closing bid price on January 2, 2002 of $0.23 per share totaling a value of $75,900.00.


         (b) As of filing date of this registration statement, Mr. Liesner holds a total of 3,737,500 shares of the Company's common stock which represents 65 % of the issued and outstanding shares.


         (c) Transactions with Promoters.

            None.


 .ITEM 8.  DESCRIPTION OF SECURITIES.

(a)      Common Stock

         The Company is authorized to issue up to 30,000,000 shares of common stock, par value $.01 per share ("common stock"), of which 5,771,115 shares are issued and outstanding. Holders of common stock are entitled to one vote for each share held of record on each matter submitted to a vote of stockholders. There are no preemptive rights nor cumulative voting for election of directors. Subject to the prior rights of any series of preferred stock which may from time to time be outstanding, if any, holders of common stock are entitled to receive ratably, dividends when, as, and if declared by the Board of Directors out of funds legally available therefore and, upon the liquidation, dissolution, or winding up of the Company, are entitled to share ratably in all assets remaining after payment of liabilities and payment of accrued dividends and liquidation preferences on the preferred stock, if any. Holders of common stock have no preemptive rights and have no rights to convert their common stock into any other securities. The outstanding common stock is validly authorized and issued, fully paid, and nonassessable.

(b)      Preferred Stock

            The Company is authorized to issue up to 5,000,000 shares of preferred stock, par value $.25 per share, of which no shares of preferred stock are issued and outstanding on the date of this Registration Statement. The Company's board of directors has the authority, without action by our stockholders, to designate and issue preferred stock in one or more series. Our board of directors may also designate the rights, preferences, and privileges of each series of preferred stock, any or all of which may be greater than the rights of the common stock. At present, the Board of Directors of the Company has not established the rights and preferences of the Company's preferred stock. It is not possible to state the actual effect of the issuance of any shares of preferred stock on the rights of holders of the common stock until the board of directors determines the specific rights of the holders of the preferred stock. However, these effects might include:
o        restricting dividends on the common stock;
o        diluting the voting power of the common stock;
o        impairing the liquidation rights of the common stock;
o delaying or preventing a change in control of TAC without further action by the stockholders.

The Company has no present plans to issue any shares of preferred stock.

(c)  Change in Control Provisions.

There are no provisions in the Company's Certificate of Incorporation or By-laws which would delay, defer or prevent a change in control of the Company. There are provisions in the Company's By-Laws which may be deemed to delay or defer a change in control. These include (i) that no special meeting may be called by stockholders unless a request is made in writing by shareholders holding at least sixty-six and two thirds of the issued and outstanding shares of the Company's common stock and entitled to vote; (ii) nominations of persons for election to the Board of Directors may only be made by a stockholder delivering notice to the Company at least 60 days prior to the annual or a special meeting called for the purpose of electing a director or not later than 10 days following the date on which the Company announces the special or annual meeting and providing in the notice all information relating to such person that is required to be disclosed pursuant to Regulation 14A under the Securities Exchange Act of 1934, including such person's written consent to be nominated and to serve if elected; (iii)any proposal by a stockholder of business to be considered at an annual meeting must also be delivered to the Company within the same time limitations set for nominations of persons for election to the Board and must include a brief description of the proposed business to be considered, the reasons for conducting such business and any material interest in such business of such stockholder.

PART II.

ITEM 1. MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT'S COMMON EQUITY AND OTHER SHAREHOLDER MATTERS

(a)      Market information.

         There is presently no trading market for the Company's common stock. There is no assurance that a trading market will ever develop or, if such a market does develop, that it will continue. Upon the effective date of this Registration Statement, the Company intends to cause to be filed a Form 15C-211 with the National Association of Securities Dealers ("NASD") to permit the Company's common stock to be quoted on the NASDQ Bulletin Board. Subject to approval of the NASD, the Company's shares of common stock will trade on the Bulletin Board under the symbol TACC, if available. There are no outstanding warrants to purchase or securities convertible into the Company's common stock. The Company has issued a total of 200,000 options convertible into an equal number of shares of the Company's common stock at an exercise price of $1.00 a share for 100,000 shares and $2.00 a shares for the remaining 100,000 shares all of which expire on November 6, 2006, or sooner if the optionee's employment relationship with the Company ceases prior to that date.

         Market Price

         The Company's common stock is not quoted at the present time. The Securities and Exchange Commission has adopted a Rule which established the definition of a "penny stock," for purposes relevant to the Company, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require: (i) that a broker or dealer approve a person's account for transactions in penny stocks; and (ii) the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased. In order to approve a person's account for transactions in penny stocks, the broker or dealer must (i) obtain financial information and investment experience and objectives of the person; and (ii) make a reasonable determination that the transactions in penny stocks are suitable for that person and that person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks. The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prepared by the Commission relating to the penny stock market, which, in highlight form, (i) sets forth the basis on which the broker or dealer made the suitability determination; and (ii) that the broker or dealer received a signed, written agreement from the investor prior to the transaction. Disclosure also has to be made about the risks of investing in penny stock in both public offering and in secondary trading, and about commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

         Effective January 4, 1999, the National Association of Securities Dealers, Inc. (the "NASD") requires that companies listed for trading on the Bulletin Board must file a Form 10-SB that must become effective by operation of law and have no outstanding comments before trading may commence.

Transfer Agent

         Holiday Stock Transfer, Inc., 2939 N. 67th Place, Scottsdale, Arizona 85251 currently acts as the Company's transfer agent.

(b)      Holders.

        According to the Company's transfer agent, there are 236 shareholders of record of the Company's common stock.

(c)      Dividends.

         The Company has not paid any dividends since its inception and does not anticipate paying any dividends in the foreseeable future.

ITEM 2.   LEGAL PROCEEDINGS.

          The Company is not presently a party to any pending litigation or proceeding nor, to the knowledge of management, is any litigation or proceeding threatened.

ITEM 3. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE.

            None.

ITEM 4.  RECENT SALES OF UNREGISTERED SECURITIES.

         On September 30, 2001, the Company issued to John Gitlin 40,000 shares of its common stock, at a price of $0.10 per share, aggregating $4,000.00 as payment for legal services. The Company relied on exemptions provided by Section 4(2) of the Securities Act of 1933 (the "Act") as amended, for the issuance of the shares of common stock. No underwriting or other commissions were paid in connection with the issuance of these shares.

         In November 2001, the Company issued 250,000 shares of the Company's Common Stock (par value $0.01) to the Company's President, Wilhelm Liesner in consideration for the Company's receipt of past services rendered to the Company. All of the shares were issued pursuant to Section 4(2) of the Act. No underwriting or other commissions were paid in connection with the issuance of these shares.

         In November 2001, the Company issued 1,000,000 shares of the Company's Common Stock (par value $0.01) to the Company's President, Wilhelm Liesner, in consideration for Mr. Liesner's granting to the Company an exclusive license to market and sell the Oxywell water oxygenating system in North America. All of the shares were issued pursuant to Section 4(2) of the Act. No underwriting or other commissions were paid in connection with the issuance of these shares.

         In November, 2001, the Company issued 200,000 shares of the Company's Common Stock (par value $.01) to C.W. Conn in consideration for services rendered to the Company. All of the shares were issued pursuant to Section 4(2) of the Act. No underwriting or other commissions were paid in connection with the issuance of these shares.

         In November, 2001, the Company issued 50,000 shares of the Company's Common Stock (par value $.01) to Tanja Leonard in consideration for services rendered to the Company. All of the shares were issued pursuant to Section 4(2) of the Act. No underwriting or other commissions were paid in connection with the issuance of these shares.

         In November, 2001, the Company issued 75,000 shares of the Company's Common Stock (par value $.01) to William Kramer in consideration for services rendered and to be rendered to the Company. All of the shares were issued pursuant to Section 4(2) of the Act. No underwriting or other commissions were paid in connection with the issuance of these shares.

         In January 2002, the Company issued 50,000 shares of the Company's Common Stock (par value $.01) to Walter Brinkmann in consideration for services to be rendered to the Company. All of the shares were issued pursuant to Section 4(2) of the Act. No underwriting or other commissions were paid in connection with the issuance of these shares.

         All the persons who were issued shares of the Company's common stock are aware that the shares are restricted under the Act and that the shares must be held indefinitely until the shares are registered or an exemption from registration is available.


ITEM 5.  INDEMNIFICATION OF OFFICERS AND DIRECTORS.

         The Company's Bylaws provide that the Company shall (a) indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another Corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he is not liable pursuant to NRS 78.138, Revised Nevada Statutes; or acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful and (b indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that he is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director or officer, of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys' fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he is not liable pursuant to NRS 78.138, Nevada Revised Statutes or acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Corporation; in each case to the fullest extent permissible under of Section
78.7502 of the Nevada Revised Statutes or the indemnification provisions of any successor statute. The foregoing right of indemnification shall in no way be exclusive of any other rights of indemnification to which any such person may be entitled, under any by-law, agreement, vote of stockholders or disinterested directors or direction of any court or otherwise, and shall inure to the benefit of the heirs, executors and administrators of such a person.

PART F/S
                                TABLE OF CONTENTS


Independent Auditors' Report............................................... F-2

Balance Sheets at December 31, 2001, March 31, 2001, and March 31, 2000 ....F-3

Statements of Operations for the nine months ended December 31, 2001, the years ended March 31, 2001 and 2000, and for the period from inception (June 21, 1972)
to December 31, 2001 .................. . . . . . . . . . . . . . . . . . . F-4

Statements of Stockholders' Equity for the period from inception
(June 21, 1972) to December 31, 2001........................................F-5

Statements of Cash Flows for the nine months ended December 31, 2001, the years ended March 31, 2001 and 2000, and for the period from inception (June 21, 1972)
to December 31, 2001 ..................... . . . . . . . . . . . . . . . . F-6
 .

Notes to the Financial Statements......................................... F-7

                          INDEPENDENT AUDITORS' REPORT

Board of Directors
Technology Acquisition Corp.

We have audited the accompanying balance sheets of Technology Acquisition Corp. (A Development Stage Company, the "Company") as of December 31, 2001, March 31, 2001 and March 31, 2000, and the related statements of operations, stockholders' equity, and cash flows for the nine months ended December 31, 2001, the years ended March 31, 2001 and 2000, and for the period from April 1, 1995 through December 31, 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2001, March 31, 2001 and March 31, 2000, and the results of its operations and its cash flows for the periods indicated in conformity with generally accepted accounting principles in the United States.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has incurred net operating losses since inception (June 21, 1972.) The Company is devoting substantially all of its present efforts in establishing its business. Management's plans regarding the matters which raise substantial doubt about the Company's ability to continue as a going concern are also disclosed in Note 2 to the financial statements. The continued existence of the Company is dependent upon its ability to meet its future financing requirements and the success of future operations. These factors raise substantial doubt about the Company's ability to continue as going concern. The accompanying financial statements do not include any adjustments that might result from the outcome of this uncertainty.


/s/  Clancy and Co., P.L.L.C.
-----------------------------
Clancy and Co., P.L.L.C.
Phoenix, Arizona
January 10, 2002

                          TECHNOLOGY ACQUISITION CORP.
                          (A Development Stage Company)
                                 Balance Sheets
                   December 31, 2001, March 31, 2001 and 2000

                                                            December 31,     March 31,       March 31,
ASSETS                                                          2001           2001            2000
------                                                          ----           ----            ----
Current Assets
Cash                                                      $          3    $         25    $        103

Other Assets - Marketable Equity Securities (Note 3)            72,600          82,500         267,300
                                                          ------------    ------------    ------------

Total Assets                                                    72,603          82,525         267,403
                                                          ============    ============    ============

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities
   Accounts Payable                                             75,579          84,669          75,000
   Loans from Shareholders (Note 4)                             61,305          37,100           5,100
                                                          ------------    ------------    ------------
Total Current Liabilities                                      136,884         121,769          80,100


       Commitments and Contingencies                              None            None            None

Stockholders' Equity
Preferred Stock:  $0.25 Par Value
   Authorized: 5,000,000
   Issued and outstanding:  None


                                                                  None            None            None
Common Stock: $0.01 Par Value
   Authorized Shares: 30,000,000
   Issued and Outstanding:
       5,896,115, December 31, 2001
       4,106,115, March 31, 2001 and 2000                       58,961          41,061          41,061
Additional Paid In Capital                                   4,158,438       4,164,838       4,164,838
Loss Accumulated During the Development Stage               (2,704,280)     (2,677,643)     (2,635,896)
Accumulate Other Comprehensive Loss                         (1,577,400)     (1,567,500)     (1,382,700)
                                                          ------------    ------------    ------------
Total Stockholders' Equity (A Deficit)                         (64,281)        (39,244)        187,303
                                                          ------------    ------------    ------------


 Total Liabilities and Stockholders' Equity                 $  72,603        $ 82,525       $  267,403
                                                          ============    ============    ============










    The accompanying notes are an integral part of these financial statements

                          TECHNOLOGY ACQUISITION CORP.
                          (A Development Stage Company)
                            Statements of Operations
                            For the nine months ended
                             December 31, 2001, the
                           years ended March 31, 2001
                              and 2000, and for the
                              period from inception
                               (June 21, 1972) to
                                December 31, 2001

                                                     Nine Months
                                                        Ended         Year Ended   Year Ended     Inception to
                                                     December 31,     March 31,     March 31,     December 31,
                                                         2001            2001          2000            2001
                                                         ----            ----          ----            ----
Revenues                                              $     0          $     0        $     0         $     0

General and Administrative Expenses
                                                       26,637           41,747         27,978       3,057,803
                                                       -------        - ------        -------        ---------

Operating Loss                                        (26,637)         (41,747)       (27,978)     (3,057,803)

Other Income (Expense)
   Interest Expense                                      0                0               0          (359,826)
                                                         -                -               -          ---------

Net Loss Before Extraordinary Item                   (26,637)         (41,747)        (27,978)     (3,417,629)

Extraordinary Item
   Gain on Asset Exchange (Note 6)                       0                0               0           713,349
                                                         -                -               -           -------

    Net Loss Available to Common Stockholders      $ (26,637)       $ (41,747)      $ (27,978)    $(2,704,280)
                                                     =======          =======       ==========      ==========


Basic Loss Per Share of Common Stock
   Net Loss Before Extraordinary Item         $      (0.006)          $(0.01)        $ (0.007)       $  (0.78)
                                                       ======          ======          =======          ======

   Extraordinary Item                                     -                -                -            0.16

   Net Loss Per Common Share                  $      (0.006)         $ (0.01)        $ (0.007)        $ (0.62)
                                                       ======          ======         =======          =======



  Weighted Average Number of                       4,386,915        4,106,115       4,106,115        4,386,915
      Common Shares Outstanding                    =========        =========       =========        =========









    The accompanying notes are an integral part of these financial statements

                          TECHNOLOGY ACQUISITION CORP.
                          (A Development Stage Company)
                       Statements of Stockholders' Equity
       For the Period from Inception (June 21, 1972) to December 31, 2001

                                                                                                        Loss
                                                                                                    Accumulated       Accumulated
                                                                                      Additional      During the          Other
                                                Preferred      Common      Stock       Paid In       Development      Comprehensive
                                                  Stock        Shares     Amount       Capital          Stage              Loss
Inception, June 21, 1972                            -             -          -             -             -                 -

Common stock issued for services at $0.01           -         20,000         200           800           -                 -
     per share

Common stock issued for cash at $0.015 per          -      1,040,600      10,406        69,210           -                 -
     share

Net loss from inception on June 21, 1972
     through March 31, 1987                        -              -            -              -       (30,220)             -
                                                   -              -            -              -       --------             -


Balance, March 31, 1987                            -       1,060,600      10,606        70,010        (30,220)             -

Expenses paid on behalf of the Company by          -             -             -            50              -              -
     a stockholder
                                                                                                                 -
Net loss, year ended March 31, 1998                -              -            -            -         (27,497)             -
                                                   -              -            -            -         --------             -

Balance, March 31, 1988                            -       1,060,600      10,606        70,060        (83,621)             -

Expenses paid on behalf of the Company by          -             -             -         2,674                -            -
     a stockholder

Net loss, year ended March 31, 1989               -             -              -             -        (25,904)             -
Balance, March 31, 1989                           -        1,060,600      10,606        72,734        (83,621)             -

Expenses paid on behalf of the Company by         -             -              -         1,600                -            -
     a stockholder

Net loss, year ended March 31, 1990               -             -              -             -        (1,275)              -
                                                  -             -              -             -        -------              -
Balance, March 31, 1990                           -        1,060,600      10,606        74,334       (84,896)              -

Expenses paid on behalf of the Company by         -             -              -           568              -              -
     a stockholder

Net loss, year ended March 31, 1991               -             -              -             -          (914)              -
                                                  -             -              -             -          -----              -
Balance, March 31, 1991                           -        1,060,600      10,606        74,902       (85,810)              -

Expenses paid on behalf of the Company by         -             -              -         1,516             -               -
     a stockholder

Net loss, year ended March 31, 1992               -             -              -             -        (1,087)              -
                                                                                                     -------
Balance, March 31, 1992                           -        1,060,600      10,606        76,418       (86,897)              -


Expenses paid on behalf of the Company by         -             -              -           521             -               -
     a stockholder

Net loss, year ended March 31, 1993               -             -              -             -          (193)              -

Balance, March 31, 1993                           -       1,060,600       10,606        76,939       (87,090)              -


Expenses paid on behalf of the Company by         -             -              -            45             -               -
     a stockholder
                                                                               -
Net loss, year ended March 31, 1994               -             -              -             -          (494)              -
                                                                                                        -----
                                                  -       1,060,600       10,606        76,984        (87,584)             -
Balance, March 31, 1994

Expenses paid on behalf of the Company by         -             -              -           400            -                -
     a stockholder

                                                  -             -              -             -            -                -
Net loss, year ended March 31, 1995                                                                       (299)
                                                                                                          -----
                                                  -       1,060,600       10,606        77,384         (87,883)             -
Balance, March 31, 1995

   The accompanying notes are an integral part of these financial statements.

                          TECHNOLOGY ACQUISITION CORP.
                          (A Development Stage Company)
                       Statements of Stockholders' Equity
       For the Period from Inception (June 21, 1972) to December 31, 2001

                                                                                                        Loss
                                                                                                    Accumulated       Accumulated
                                                                                     Additional      During the          Other
                                               Preferred     Common       Stock        Paid In       Development      Comprehensive
                                                Stock        Shares      Amount        Capital          Stage              Loss

Common stock issued for cash at $0.13 per         -          19,400         194        12,416              -                 -
     share

Distribution to stockholders                      -             -              -       (9,450)             -                 -

Net loss, year ended March 31, 1996               -             -             -             -          (3,267)               -
                                                                                                       -------
Balance, March 31, 1996                           -       1,080,000      10,800        80,350          (91,150)              -


Common issued for the acquisition of 100%
     of the outstanding stock of Wintex           -       2,400,000      24,000     2,496,009                -               -
     Corp., April 2, 1996

Shares canceled                                   -          (80)           (1)             1                -               -

Capital contribution                              -             -              -       34,900                                -

Common stock issued in exchange for
     organization expenses paid, August           -       177,500        1,775        100,725                -               -
     14, 1996

Common stock issued for cash at an average
     price of $0.335 per share during the
     six months ended September 30, 1996          -       208,695        2,087         67,913                -               -

Net loss, year ended March 31, 1997               -             -            -             -             (854,511)           -
                                                                                                        ---------
Balance, March 31, 1997                           -     3,866,115       38,661      2,779,898            (945,661)           -


Common stock issued for services rendered
     at $1.00 per share, June 20, 1997            -       40,000           400         39,600                   -             -


Common stock issued for services rendered
     at $0.50 per share, June 23, 1997            -       50,000           500         24,500                   -             -
                                                             -

Common stock issued for services rendered
     at $1.00 per share, July 24, 1997                    50,000           500         49,500                   -             -

Common stock issued for services rendered
     at $1.00 per share, August 26, 1997          -       100,000        1,000         99,000                   -             -

Net loss, year ended March 31, 1998               -             -            -            -              (1,385,535)          -


Balance, March 31, 1998                           -       4,106,115      41,061      2,992,498           (2,331,196)          -



Unrealized losses on marketable equity            -             -            -             -                     -       (495,000)
     securities

Net loss, year ended March 31, 1999               -             -            -             -              (276,722)          -
                                                                                                          ---------
Balance, March 31, 1999                           -       4,106,115      41,061      2,992,498           (2,607,918)         -

Debt converted to apic                            -             -            -       1,079,022                               -

Accounts payable converted to apic                -             -            -          63,980                  -            -

Capital contributions -                           -             -            -          29,338                  -            -


   The accompanying notes are an integral part of these financial statements.

                          TECHNOLOGY ACQUISITION CORP.
                          (A Development Stage Company)
                       Statements of Stockholders' Equity
       For the Period from Inception (June 21, 1972) to December 31, 2001

                                                                                                     Loss
                                                                                                  Accumulated       Accumulated
                                                                                   Additional      During the          Other
                                             Preferred     Common      Stock       Paid In       Development      Comprehensive
                                               Stock       Shares      Amount      Capital          Stage              Loss
Unrealized losses on marketable equity            -             -            -        -                              (887,700)
     securities

Net loss, year ended March 31, 2000               -             -            -        -              (27,978)             -
                                                                                                     --------
Balance, March 31, 2000                           -       4,106,115      41,061    4,164,838      (2,635,896)      (1,382,700)


Unrealized losses on marketable equity            -             -            -        -                 -            (184,800)
     securities

Net loss, year ended March 31, 2001               -             -            -        -              (41,747)
                                                                                                     --------
Balance, year ended March 31, 2001                -       4,106,115      41,061    4,164,838       (2,677,643)     (1,567,500)

Common stock issued for services rendered
     at $0.10 per share, November 19, 2001        -       40,000            400        3,600            -                 -


Common stock issued for services rendered
     at $0.01 per share, November 19, 2001        -       750,000         7,500            -

Common stock issued in exchange for
     licensing agreement at $0.01 per             -       1,000,000      10,000      (10,000)                                -
     share, November 19, 2001


Unrealized losses on marketable equity            -             -            -             -             -             (9,900)
     securities

Net loss, nine months ended  December 31,         -             -            -             -           (26,637)            -
2001

Balance, December 31, 2001                        -    $  5,896,115   $ 58,961    $ 4,158,438      $(2,704,280)     $ (1,577,400)
                                                          =========     ======      =========        =========        ===========






   The accompanying notes are an integral part of these financial statements.

                          TECHNOLOGY ACQUISITION CORP.
                          (A Development Stage Company)
                            Statements of Cash Flows
                            For the nine months ended
                             December 31, 2001, the
                           years ended March 31, 2001
                              and 2000, and for the
                              period from inception
                               (June 21, 1972) to
                                December 31, 2001

                                                    Nine Months
                                                       Ended                       Year ended     Year Ended    Inception to
                                                    December 31,                    March 31,      March 31,    December 31,
                                                                          2001           2001           2001           2001
                                                                   -----------    -----------    -----------    -----------
Cash Flows From Operating Activities
Net Loss                                                           $   (26,637)   $ (41,747) $       (27,978)   $(2,704,280)

Adjustments to Reconcile Net Loss to Net Cash Used
    In Operating Activities
     Depreciation                                                            0              0              0        434,010
     Common Stock Issued for Services                                   11,500              0              0        202,500
     Notes payable incurred for services rendered                            0              0              0        220,000
     Write down of inventory                                                 0              0              0        572,829
     Gain on Asset Exchange                                                  0              0              0       (713,349)
Changes in Assets and Liabilities                                            0
    Increase (Decrease) in Accounts Payable                             (9,090)         9,669         (1,257)       372,776
    Increase (Decrease) in Accrued Liabilities                               0              0              0        240,966
                                                                   -----------    -----------    -----------    -----------
Total Adjustments                                                        2,410          9,669         (1,257)     1,329,732
                                                                   -----------    -----------    -----------    -----------
Net Cash Used In Operating Activities                                  (24,227)       (32,078)       (29,235)    (1,374,548)

Cash Flows From Investing Activities
   Loans From Shareholders                                              24,205         32,000              0         61,305
                                                                   -----------    -----------    -----------    -----------
Net Cash Provided By Investing Activities                               24,205         32,000              0         61,305

Cash Flows From Financing Activities

 Proceeds From the Sale of Common Stock                                      0              0              0        187,226

 Capital Contributions                                                       0              0         29,338         71,612

 Proceeds on Notes Payable                                                   0              0              0      1,054,408
                                                                   -----------    -----------    -----------    -----------
Net Cash Provided By Financing Activities                                    0              0         29,338      1,313,246
                                                                   -----------    -----------    -----------    -----------

Increase (Decrease) in Cash and Cash Equivalents                           (22)           (78)           103              3

Cash and Cash Equivalents, Beginning of Period                              25            103              0              0
                                                                   -----------    -----------    -----------    -----------

 Cash and Cash Equivalents, End of Period                                    3             25            103              3
                                                                   ===========    ===========    ===========    ===========

      Cash paid for interest and income taxes:                            --             --             --             --



 Supplemental noncash investing and financing activities:

          Common stock issued for services rendered                     11,500           --             --          202,500
                                                                   ===========                                  ===========

          Notes payable incurred for services rendered -                  --             --             --          220,000
                                                                                                                ===========

          Conversion of debt to equity                                    --             --      $ 1,143,002      1,143,002
                                                                                                 ===========    ===========

          Common stock exchanged for subsidiary                           --             --             --        2,520,009
                                                                                                                ===========

          Notes payable exchanged for inventory                           --             --             --          638,010
                                                                                                                ===========

          Common stock issued for organization costs                      --             --             --          102,500
                                                                                                                ===========

          Write down of inventory                                         --             --             --          572,829
                                                                                                                ===========

The accompanying notes are an integral part of these financial statements.

                          TECHNOLOGY ACQUISITION CORP.
                          (A Development Stage Company)
                        Notes to the Financial Statements
              December 31, 2001, March 31, 2001 and March 31, 2000

NOTE 1 - ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES

Organization and Nature of Operations.

Organization. Technology Acquisition Corp. (A Development Stage Company) (the "Company) was originally incorporated in the State of Utah on June 21, 1972 under the name of Loadmatic Corporation, with an authorized capital of 30,000,000 shares of $0.01 par value common stock. On March 24, 1986, by amendment to its Articles of Incorporation, the Company changed its name to Cignal Oil Company. On April 17, 1996, by amendment to its Articles of Incorporation, the Company changed its name to Roatan Medical Technologies, Inc. (Roatan) and increased its authorized capital to 35,000,000 shares of $0.01 par value common stock and 5,000,000 shares of $0.25 par value preferred stock. The common stock has voting rights of one vote per share and the preferred stock's rights and preferences are to be determined by the Board of Directors, who has the authority to designate and issue the preferred stock in one or more series. On June 24, 1996, Roatan was incorporated in the State of Nevada with the same authorized capital as the Utah corporation, and on July 23, 1996, by migratory merger, Roatan (a Utah corporation) was merged into Roatan (a Nevada corporation). On August 7, 2000, by amendment to its Articles of Incorporation, the Company changed its name to Technology Acquisition Corp.

Capital Formation. On April 2, 1996, the Board of Directors authorized a reverse split of 5:1 of the Company's common stock, with the par value remaining the same. All per share and per share information have been adjusted retroactively to reflect changes in par value and stock splits.

On June 21, 1972, the Company issued 20,000 shares of common stock for services rendered at $0.01 per share, or $1,000. Additionally, the Company issued 1,040,600 shares of common stock for cash at $0.015 per share, or $79,616.

During the year ended March 31, 1996, the Company issued 19,400 shares of common stock for cash at $0.13 per share, or $12,610. The proceeds were used to repay shareholder loans and purchase common stock in various closely held companies. The Company distributed the stock acquired directly to the shareholders on a pro rata basis during March 1996, reducing its paid in capital by $9,450.

For the years ended March 31, 1988 through March 31, 1995, total capital contributions of $7,374 were made to the Company to pay for expenses incurred on behalf of the Company.

On April 2, 1996, the Company exchanged 2,400,000 shares of restricted common stock for 100% of the outstanding common stock of Wintex Corp., a Texas corporation. The transaction was recorded at the book value of Wintex Corp. in the amount of $2,520,009. Wintex Corp. is no longer in existence.

                          TECHNOLOGY ACQUISITION CORP.
                          (A Development Stage Company)
                        Notes to the Financial Statements
              December 31, 2001, March 31, 2001 and March 31, 2000

On May 23, 1996, the Company canceled 80 shares of its common stock that were issued in error.

During the six months ended September 30, 1996, the Company issued 208,695 shares of restricted common stock for cash at an average price per share of $0.335, or $70,000.

On August 14, 1996, the Company issued 177,500 shares of its restricted common stock in exchange for organization costs paid, or $102,500.

On June 20, 1997, the Company issued 40,000 shares of restricted common stock for services rendered at $1.00 per share, or $40,000. The shares were issued at the fair market value of the services rendered.

On June 23, 1997, the Company issued 50,000 shares of restricted common stock for cash at $0.50 per share, or $25,000.

On July 24, 1997, the Company issued 50,000 shares of restricted common stock for services rendered at $1.00 per share, or $50,000. The shares were issued at the fair market value of the services rendered.

On August 26, 1997, the Company issued 100,000 shares of restricted common stock for services rendered at $1.00 per share, or $100,000. The shares were issued at the fair market value of the services rendered.

On April 1, 1999, the Company converted notes payable and related accrued interest totaling $1,079,022, and accounts payable of $63,980 to additional paid in capital.

During the year ended March 31, 2000, the majority stockholder made cash contributions of $29,338 to pay for various expenses of the Company.

On September 30, 2001, the Company issued 40,000 shares of restricted common stock for legal services rendered at $0.10 per share, or $4,000. The shares were issued at the fair market value of the services rendered.

On November 19, 20001, the Company issued 750,000 shares of restricted common stock for services rendered at $0.01 per share, or $7,500.

On November 19, 2001, the Company also issued 1,000,000 shares of restricted common stock to its President, Wilhelm Liesner, in consideration for his granting to the Company an exclusive license to market and sell the Oxywell water oxygenating system in North America. The transaction was valued at $0.

                          TECHNOLOGY ACQUISITION CORP.
                          (A Development Stage Company)
                        Notes to the Financial Statements
              December 31, 2001, March 31, 2001 and March 31, 2000

Nature of operations. The Company is a development stage company which intends to engage in the business of marketing and sale of a water oxygenation system, initially in the United States market, commencing in early 2002. To date, management has devoted the majority of efforts to (i) developing its marketing philosophy and market strategy, (ii) pursuing and assembling a management team to complete its marketing goals, and (iii) obtaining sufficient working capital through loans.

Summary of Significant Accounting Policies.

Accounting Method - The Company uses the accrual method of accounting for financial statement and tax return purposes.

Use of Estimates - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents - The Company considers all highly liquid instruments purchased with an original maturity of three months or less to be cash equivalents.

Concentration of Credit Risk - The Company maintains cash balances at a financial institution that is insured by the FDIC up to $100,000.

Marketable Equity Securities - Marketable equity securities consist of Rule 144 restricted common stock and are stated at market value as determined by the most recently traded price at the balance sheet date. All marketable equity securities in these financial statements are defined as available-for-sale securities under the provisions of Statement of Financial Accounting Standards No. ("SFAS") 115, "Accounting for Certain Investments in Debt and Equity Securities." Investments available for current operations are classified in the balance sheet as current assets; investments held for long-term purposes are classified as noncurrent assets. Unrealized gains or losses, net of the related income tax effect, are excluded from earnings and are reported as a separate component of stockholders' equity in comprehensive income (loss), net of taxes, until realized. Realized gains and losses are included in earnings in the period they arise.

Inventory - Inventory is stated at cost.

Property and Equipment - Property and equipment is stated at cost and is depreciated under the straight-line method over the estimated useful lives of the asset.

Income Taxes - The Company accounts for income taxes under the provisions of SFAS No. 109, "Accounting for Income Taxes." Under SFAS No. 109, deferred income tax assets and liabilities

                          TECHNOLOGY ACQUISITION CORP.
                          (A Development Stage Company)
                        Notes to the Financial Statements
              December 31, 2001, March 31, 2001 and March 31, 2000

are computed for differences between the financial statements and tax bases of assets and liabilities that will result in taxable or deductible amounts in the future, based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary, to reduce deferred income tax assets to the amount expected to be realized.

Earnings Per Share - Basic earnings or loss per share is based on the weighted average number of common shares outstanding. Diluted earnings or loss per share is based on the weighted average number of common shares outstanding and dilutive common stock equivalents. Basic earnings/loss per share is computed by dividing income/loss (numerator) applicable to common stockholders by the weighted average number of common shares outstanding (denominator) for the period. All earnings or loss per share amounts in the financial statements are basic earnings or loss per share, as defined by SFAS No. 128, "Earnings Per Share." Diluted earnings or loss per share does not differ materially from basic earnings or loss per share for all periods presented. Convertible securities that could potentially dilute basic earnings per share in the future such as options were not included in the computation of diluted earnings per share because to do so would be antidilutive. All per share and per share information are adjusted retroactively to reflect stock splits and changes in par value.

Stock-Based Compensation - The Company accounts for stock-based compensation using the intrinsic value method prescribed in Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees." Compensation cost for stock options, if any, is measured as the excess of the quoted market price of the Company's stock at the date of grant over the amount an employee must pay to acquire the stock. SFAS No. 123, "Accounting for Stock-Based Compensation," established accounting and disclosure requirements using a fair-value-based method of accounting for stock-based employee compensation plans. The Company has elected to remain on its current method of accounting as described above, and has adopted the disclosure requirements of SFAS No. 123.

Comprehensive Income - The Company includes items of other comprehensive income by their nature in a financial statement and displays the accumulated balance of other comprehensive income separately from retained earnings and additional paid in capital in the equity section of the balance sheet. For the periods presented, other comprehensive income (loss) includes unrealized losses on marketable equity securities.

Capital Structure - The Company discloses its capital structure in accordance with SFAS No. 129, "Disclosure of Information about Capital Structure," which establishes standards for disclosing information about an entity's capital structure.

Start-up Expenses - The Company expenses start-up costs and organization costs for financial statement purposes pursuant to AICPA Statement of Position 98-5, "Reporting on the Costs of Start-up Activities." For income tax purposes, the Company has elected to treat its

                          TECHNOLOGY ACQUISITION CORP.
                          (A Development Stage Company)
                        Notes to the Financial Statements
              December 31, 2001, March 31, 2001 and March 31, 2000

organizational costs as deferred expenses and amortize them over a period of sixty months, beginning in the first month the Company is actively in business.

Long-Lived Assets - The Company records impairment losses on long-lived assets used in operation when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amount.

Reclassification - Certain prior period amounts have been reclassified to conform to the current year presentation.

Recent Accounting Pronouncements - The Financial Accounting Standards Board ("FASB") has issued the following pronouncements, none of which are expected to have a significant affect on the financial statements:

SFAS No.141, "Business Combinations." SFAS No. 141 requires that all business combinations be accounted for under the purchase method of accounting. SFAS No. 141 also changes the criteria for the separate recognition of intangible assets acquired in a business combination. SFAS No. 141 is effective for all business combinations initiated after June 30, 2001.

SFAS No. 142, "Goodwill and Other Intangible Assets." SFAS No. 142 addresses accounting and reporting for intangible assets acquired, except for those acquired in a business combination. SFAS No. 142 presumes that goodwill and certain intangible assets have indefinite useful lives. Accordingly, goodwill and certain intangibles will not be amortized but rather will be tested at least annually for impairment. SFAS No. 142 also addresses accounting and reporting for goodwill and other intangible assets subsequent to their acquisition. SFAS No. 142 is effective for fiscal years beginning after December 15, 2001.

SFAS No. 143, "Accounting for Asset Retirement Obligations." SFAS No. 143 addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. SFAS No. 143 is effective for financial statements issued for fiscal years beginning after June 15, 2002.

FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." This statement addresses financial accounting and reporting for the impairment or disposal of long-lived assets. SFAS No. 144 is effective for financial statements issued for fiscal years beginning after December 15, 2001, and interim periods within those fiscal years.

Pending Accounting Pronouncements - It is anticipated that current pending accounting pronouncements will not have an adverse impact on the financial statements of the Company.

                          TECHNOLOGY ACQUISITION CORP.
                          (A Development Stage Company)
                        Notes to the Financial Statements
              December 31, 2001, March 31, 2001 and March 31, 2000

NOTE 2 - GOING CONCERN

The Company has been a development stage company and has incurred net operating losses since inception, June 21, 1972. The accompanying financial statements have been prepared in conformity with generally accepted accounting principles in the United States, which contemplates continuation of the Company as a going concern, which is dependent upon the Company's ability to establish itself as a profitable business. Management is devoting substantially all of its present efforts in securing and establishing a new business and has generated no revenues. It is the Company's belief that it will continue to incur losses for at least the next twelve months, and as a result will require additional funds from debt or equity investments to meet such needs. The continued existence of the Company is dependent upon its ability to meet future financing requirements and the success of future operations. These factors raise substantial doubt about the Company's ability to continue as a going concern. Management believes that actions presently taken to revise the Company's operating and financial requirements provide the opportunity for the Company to continue as a going concern. The Company's ability to achieve these objectives cannot be determined at this time. The accompanying financial statements should not be regarded as typical for normal operating periods.

NOTE 3 - MARKETABLE EQUITY SECURITIES

Marketable equity securities represent 330,000 shares of restricted common stock of Healthbridge, Inc., which trades on the OTCBB. The shares were acquired at fair market value of $5.00 per share, or $1,650,000, pursuant to an Asset Purchase Agreement dated January 27, 1999, between the Company, a stockholder and other affiliated companies, and Healthbridge, Inc. At December 31, 2001, March 31, 2001 and 2000, unrealized losses of $9,900, $184,800, and $887,700, respectively, were charged to accumulated other comprehensive loss representing the difference between the stated market value as determined by the most recently traded price at the balance sheet date. See Note 8.

NOTE 4 - LOANS FROM SHAREHOLDERS AND RELATED PARTY TRANSACTIONS

Loans from shareholders. From time to time, the Company's president or one of his related entities advances funds to pay expenses incurred on behalf of the Company. These loans are unsecured, non-interest bearing and due on demand. At December 31, 2001, March 31, 2001 and March 31, 2000, loans from shareholders totaled $61305, $37,100 and $5,100, respectively. See Note 8.

Related party transactions. Included in accounts payable for all periods presented is $75,000 for services rendered by two companies that are wholly owned by the President of this Company.

                                   F14

                          TECHNOLOGY ACQUISITION CORP.
                          (A Development Stage Company)
                        Notes to the Financial Statements
              December 31, 2001, March 31, 2001 and March 31, 2000

NOTE 5 - INCOME TAXES

There is no current or deferred tax expense due to the Company's loss position and the benefits of timing differences have not been previously recorded. The deferred tax consequences of temporary differences in reporting items for financial statement and income tax purposes are recognized, as appropriate. Realization of the future tax benefits related to the deferred tax assets is dependent on many factors, including the Company's ability to generate taxable income within the net operating loss carry forward period. Management has considered these factors in reaching its conclusion as to the valuation allowance for financial reporting purposes and has recorded a 100% valuation allowance against the deferred tax asset.

The income tax effect of temporary differences comprising the deferred tax assets primarily is a result of start-up expenses, which are capitalized for income taxes. Applying a federal statutory rate of 34% to the pretax loss results in a deferred tax benefit at December 31, 2001, March 31, 2001 and March 31, 2000 approximately $919,000, $911,000, and $896,000, respectively, with a full valuation allowance recorded against the benefit. The valuation account increased by $8,000, $15,000, and $9,000 for the periods indicated above, respectively.

NOTE 6 - EXTRAORDINARY ITEM

Pursuant to an Asset Purchase Agreement dated January 27, 1999, the Company transferred all of its assets totaling $2,253,680 which included patents, inventories, machinery, equipment, and intangibles in exchange for 330,000 shares of Healthbridge, Inc. (Healthbridge) common stock, fair market value of $5.00 per share. (See Note 3) Certain assets such as tax loss carry forwards, carrybacks, net operating losses, refunds, etc. were excluded from the exchange. Additionally, Healthbridge assumed certain liabilities as follows: a secured convertible line of credit dated March 30, 1998 for $1,000,000 and certain accounts payable totaling $233,215; accrued interest of $83,814 was forgiven upon the exercise of the conversion right. The net gain on the exchange of $713,349 was included in operations for the fiscal year ended March 31, 1999.

NOTE 7 - OPTIONS

On November 6, 2001, the Company granted a total of 200,000 options to purchase an equal number of shares of the Company's common stock at an exercise price of $1.00 per share for 100,000 shares and $2.00 a share for 100,000 shares expiring on November 6, 2006, or sooner if the optionee's employment relationship with the Company ceases prior to that date. At December 31, 2001, all of the options were outstanding.

The weighted average exercise price of the options outstanding and exercisable is $0.67 per share and the weighted average remaining contractual life is 5.83 years. The Company accounts for stock-based compensation using the intrinsic value method prescribed by Accounting Principles Board No. 25, "Accounting for Stock Issued to Employees," under which no compensation cost is recognized for stock option awards granted at or above the fair market.

                          TECHNOLOGY ACQUISITION CORP.
                          (A Development Stage Company)
                        Notes to the Financial Statements
              December 31, 2001, March 31, 2001 and March 31, 2000

value of the Company's common stock. The Company's net loss and net loss per common share would have been reduced to the pro forma amounts indicated below if compensation cost been determined under SFAS No. 123, based on the fair market value on the grant dates:

Net loss
  As reported                    $   26,637
  Pro forma                      $   41,052

Net loss per common share
  As reported                    $    0.006
  Pro forma                      $    0.009

The fair value of each option grant is estimated on the date of grant using an option pricing model with the following weighted-average assumptions: dividend yield of 0%, expected volatility of 0%, risk-free interest rate of 5%, and an expected life of 3 years.

NOTE 8 - SUBSEQUENT EVENT

On January 2, 2002, the Board of Directors agreed to transfer the 330,000 shares of common stock held in Healthbridge, Inc. to its president and majority stockholder for services rendered and in full satisfaction of $61,305 in shareholder loans advanced through December 31, 2001. The shares were valued at the closing bid price on January 2, 2002 of $0.23.

PART III

ITEM 1.  INDEX TO EXHIBITS.

 Exhibit No.             Description
 -----------             -----------

    3.1           Certificate of Incorporation of Registrant

    3.2           Certificates of Amendment to Certificate of
                        Incorporation of Registrant

    3.3           Certificates of Amendment to Certificate of
                        Incorporation of Registrant

    3.4           Articles of Incorporation of Registrant

    3.5           Articles of Merger of Registrant

    3.6           Certificate of Amendment to Certificate of
                        Incorporation of Registrant

    3.7           Bylaws of Registrant

    3.8           Amended Bylaws of Registrant

   10.1           License Agreement between Registrant and Wilhelm Liesner

                                   SIGNATURES

     In accordance with Section 12 of the Securities Exchange Act of 1934, the registrant caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.



                            TECHNOLOGY ACQUISITION CORPORATION



Date: February 14th, 2002                By:/s/  Wilhelm Liesner
                                           ---------------------
                                                 Wilhelm Liesner
                                                 President